COLOMBIA CLEAN POWER S.A.S.	No. J-139 /11
ASSOCIATION CONTRACT FOR THE MINING EXPLOITATION WITHIN THE TITLE FFB-081

Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

MINING ASSOCIATION CONTRACT SIGNED BETWEEN AMERALEX AND COLOMBIA CLEAN POWER SAS

Between the undersigned, on one part, namely, CESAR E. SALGADO B., of legal age, with an address in the city of Duitama, Boyacá, identified with the cédula no. 3.102.803, acting as legal representative and duly authorized by the Board of Directors of AMERICANA DE MINERALES DE EXPORTACION SAS, who for the effect of the present document will be referred to as AMERALEX and on the other part, CARLOS JULIO SOTO VASQUEZ, of legal age, with an address in Bogotá D.C., identified with the cédula number 70.045.125 issued in Medellín and LILIANA RODRIGUEZ VENEGAS, identified with the cédula number 40.040.220 of Tunja, who act in their capacity of legal representatives of COLOMBIA CLEAN POWER SAS, a legally constituted partnership in Colombia in a private document of the twenty seventh (27) of May, 2010, registered in the Chamber of Commerce of Bogota under the NIT no. 900.362.160-8, and that for the effect of the current document will be referred to as CCP, that for the current document agreed to sign a MINING ASSOCIATION CONTRACT FOR THE EXPLOITATION OF COAL IN AN AREA LOCATED WITHIN THE MINING TITLE no. FFB-081, prior to the following:

CONSIDERATIONS

1) That AMERALEX is the sole titleholder of the mining concession contract FFB-081 signed with INGEOMINAS, on July 27, 2006, authorizes the work of exploration and exploitation of coal deposits, registered in the National Mining Register on the date, twenty forth (24) of May, 2007, in an area of one thousand five hundred and fifty hectares (1,550 Ha), located in the jurisdiction of the Municipalities of Boavita and La Uvita, Department of Boyacá, Republic of Colombia, determined by the coordinates established in the Second Clause of the cited Concession contract, which is currently in the second year of the construction and assembly stage.

2) That according to the Resolution No. 01719 of December 14, 2009, CORPOBOYACÁ granted to Julio Ardila, shareholder of AMERALEX, the environmental license for the development of the construction, assembly and exploitation work within the mining title FFB-081, the assignment favoring AMERALEX is currently under process.

3) That on October 7, 2011, the Parties signed an option contract for the acquisition of the rights and obligations derived from the mining title FFB-081.

4) That in the Fifteenth clause of such mentioned contract the Parties agreed the following:

“…FIFTEENTH CLAUSE. - Joint Mining Project in the title FFB-081. The Parties manifest their interest to develop a mining exploitation project in the area to be established by mutual agreement between the Parties, on the understanding that AMERALEX will perform in a timely manner and with the utmost diligence the necessary proceedings to retain the remaining areas of the mining title with the purpose of exploration. This joint project will be managed under the legal business of collaboration that the parties deem convenient and that will be instrumented in a separate document…”

5) That AMERALEX presented before the Mining Authority the Work and Labor Plan of the contract FFB-081 on March 13, 2008; and subsequently in November, 2011, they presented a new Plan for the project which contemplates an enlargement of the projected coal production and the retention of areas of the mining title with purposes of exploration, which was approved by INGEOMINAS via resolution GTRN 00210 of March 13, 2012.

6) That to date the Parties declared knowledge of the Work and Labor Plan of the mining title FFB-081 with its corresponding modifications presented before the Mining Authority, as well as the Environmental License granted by CORPOBOYACA and its scope.

7) That the current contract is ruled by the clauses stipulated in the same, as well as what is reviewed in Law 685 of 2001, amended by the Law 1382 of 2010, the Civil Code, the Commerce Code and other concurrent rules, which the Parties must refer to in the event of any type of discrepancy arises regarding the scope of the same.

That in virtue of the above the Parties have discussed the business opportunities and have reached the following:

AGREEMENT

FIRST CLAUSE: Objective: By virtue of the current Mining Association Contract, CCP commits to develop a project of exploitation of metallurgical coal, exclusively in the area that the Parties jointly delimit within the concession contract no. FFB-081, that AMERALEX as title holder provides and therefore authorizes the exploitation on the part of CCP, who should directly execute, with full autonomy and in a safe and effective manner all the reviewed mining work, including the production and handling of coal and the storage and commercialization of the produced mineral.

SECOND CLAUSE: Area of Exploitation: The area or areas of exploitation will be those delimited through geographic coordinates in a joint manner between AMERALEX and CCP in a document which will be an integral part of this contract, as long as they correspond to areas which exclusively contain metallurgical coal, are included within the work and labor plan in force and contain sufficient resources for the effective execution of the Association

Contract signed between COLOMBIA CLEAN POWER S.A.S. and AMERALEX S.A.S.

COLOMBIA CLEAN POWER S.A.S.	No. J-139 /11
ASSOCIATION CONTRACT FOR THE MINING EXPLOITATION WITHIN THE TITLE FFB-081

Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

Contract. Such mentioned delimitations should be made within thirty (30) calendar days from the signing of the current agreement and within the Blocks denominated Ochacá-Tabor and Guayabal located in the polygon of the mining title FFB-081.

THIRD CLAUSE: Force and Effect: The current Mining Association Contract is valid and binding for the Parties from the date of its signing. However, its execution will have a duration of ten years and six months counting from the date of execution of the administrative act which approves the Work and Labor Plan for the Mining Title FFB-081.

FORTH CLAUSE: Stages: The current contract consists of two stages, namely: 1) The construction stage, which will have a duration of six months and in which the socialization of the project and the construction of installations will be carried out, and (2) The production stage which will have a duration of ten years in which an estimated rate of production is contemplated as described below:

Year 1 of Production = Up to 36,000 tons per year.

Year 2 of Production = Up to 60,000 tons per year.

Year 3 of Production = Up to 96,000 tons per year.

Year 4-10 of Production = Up to 120,000 tons per year.

FIFTH CLAUSE: Committee. Each Party will appoint a representative to form a Committee which will be responsible for the quarterly fixation of the coal price. In the case that the Committee cannot reach an agreement regarding price, they shall refer to the weighted basket price which is mentioned in the sixth clause.

SIXTH CLAUSE: Distribution of the Association Contract participation: CCP should pay in favor of AMERALEX from the beginning of the production stage referred to in the third clause of this contract and during the development of the present contract, a sum equivalent to * (*%) of the market price in storage of the municipality of Paz de Rio, this value will be determined by the Committee referred to in the Fifth clause based on a basket price which conforms to three (3) of the five largest consumers reported in the quarter which will be chosen by the same committee. Payments for the participation in the association contract will be made monthly, 30 calendar days after the filing of the corresponding invoice.

Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

FIRST PARAGRAPH: The Parties agree that the totality of the operational costs of the mine, including the necessary investments to reach the objectives of the mining plan, easements, obligations derived from the Work and Labor Plan corresponding to the area determined in the second clause and the environmental license, contracting of personnel for the mining operation, social safety, benefits and the payment of royalties to guarantee the validity of the mining contract are the responsibility of CCP and consequently CCP agree to hold harmless AMERALEX for the prior concepts.

SECOND PARAGRAPH: For purposes of the calculation and payment of the participation of AMERALEX, it will be understood that the production stage will begin three months after the approval of the WLP, meaning, that in months 1, 2 and 3, no payment will be incurred. Likewise, in the months 4, 5 and 6 of the contract, CCP will warrantee a minimum payment corresponding to a production of 1000, 2000 and 3000 tons per month, respectively.

SEVENTH CLAUSE: Advance Payment. CCP has agreed to make an anticipated initial payment related to the participation in the Mining Association Contract favoring AMERALEX for the sum of * US DOLLARS ($* USD), which will be distributed in the following manner:

1. Payment of the sum of * US DOLLARS ($* USD) converted into Colombian Pesos at the current rate of Exchange at the date of payment, effected on December 27, 2011 and that AMERALEX declared satisfactory receipt.

2. Payment of * US DOLLARS ($* USD) converted into Colombian Pesos at the current rate of Exchange at the date of payment, effected on February 28, 2012 and that AMERALEX declared satisfactory receipt.

PARAGRAPH: The current contract will be subject to the approval of the Board of Directors and the CEO and President of COLOMBIA ENERGY RESOURCES, Inc. In the event of failure to obtain such approval, the payments which are the subject of the current clause will be imputed as an advanced payment within the Option Contract for the acquisition of rights and obligations of the mining title FFB-081, signed between COLOMBIA CLEAN POWER SAS and AMERALEX on October 7, 2011 or such which may substitute it.

EIGHTH CLAUSE: Once production begins, AMERALEX will progressively amortize the value of the advance payment effectively received and referred to in the previous clause, for this purpose CCP will retain up to 50% of its monthly participation in the Association Contract, valued at the market prices in storage of the municipality of Paz de Rio, until completing the total value of the advanced payment or until CCP exercises the option which is the subject of the contract signed between the Parties on October 7, 2011, or such which may substitute it. In the event that on the date when CCP exercises the mentioned option there exists pending sums from the advance payment which have not been paid by AMERALEX, this will authorize CCP to deduct such sums from the values that should be paid by the exercise of the option.

Contract signed between COLOMBIA CLEAN POWER S.A.S. and AMERALEX S.A.S.

COLOMBIA CLEAN POWER S.A.S.	No. J-139 /11
ASSOCIATION CONTRACT FOR THE MINING EXPLOITATION WITHIN THE TITLE FFB-081

Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

NINTH CLAUSE: At the moment of completion on the part of AMERALEX of the amortization of the $* USD paid as an advanced payment related to the participation in the Association, CCP will be begin to pay directly to AMERALEX on a monthly due basis the percentage of participation in the Association, equivalent to *% of the market price, in accordance with what is established in the Fifth Clause of the current contract.

For the purpose of calculation and payment of the participation of AMERALEX, the values indicated below will constitute an annual minimum:

Year 1 of Production = Up to 36,000 tons per year.

Year 2 of Production = Up to 60,000 tons per year.

Year 3 of Production = Up to 96,000 tons per year.

Year 4-10 of Production = Up to 120,000 tons per year.

TENTH CLAUSE: For the development and execution of the contractual objective CCP should implement, construct and install the equipment, services and works within the area of exploitation that are necessary to reach the expected coal production, in accordance with the principles, rules and criteria relating to the recognized techniques for this type of mining and the requirements, conditions and obligations reviewed in the Work and Labor Plan approved by the Mining Authority and the Environmental License granted by CORPOBOYACA.

ELEVENTH CLAUSE: Obligations relating to AMERALEX: AMERALEX undertakes by this contract to meet the following obligations:

a) To allow CCP the mining exploitation agreed by the current agreement in the area jointly delimited by the Parties, located within the mining concession title no. FFB-081 during the term of the current contract.

b) To comply in a timely manner with all obligations acquired and exercise the rights derived under the concession contract no. FFB-081, with the purpose of maintaining the validity of the mining title in the name of AMERALEX or to whomever they assign the rights in accordance with what is reviewed in the option contract signed between the same parties on October 7, 2011, or such which may substitute it, to guarantee the strict exercise of the mining rights and facilitate the development of the exploitation of coal.

c) To verify together with CCP the implementation and compliance of the Work and Labor Plan approved by the Mining Authority, corresponding to the zone assigned in the current contract of Mining Association.

d) To verify together with CCP the compliance of the obligations derived from the environmental license and others stipulated in the permits and corresponding regulations.

e) To respect and enforce respect of the exploitation of coal agreed in the current contract for the mining exploitation in the area of the title no. FFB-081, according to the terms established in the mining, commercial, civil, penal and environmental laws, especially regarding requests of mining legalization which may arise within the area of the polygon designated for the development of the current Association Contract.

f) To verify together with CCP the progression of the exploitations for the registration and comparison of the exploited and commercialized coal.

g) Must not assign the areas which are the subject of this contract, except without the express and written authorization of CCP.

TWELFTH CLAUSE: Obligations relating to CCP: CCP undertakes via this instrument to comply with the following general obligations:

a) To pay promptly and in accordance with the conditions of the current ASSOCIATION Mining Contract, the participation established in favor of AMERALEX.

b) To develop the exploitation project of coal within the polygon area of the mining contract FFB-081, to be jointly agreed between the Parties.

c) To complete monthly reports of the total production of the mine.

d) To develop the mining exploitation and other related works in accordance with the requirements established in the Work and Labor Program approved by the Mining Authority and the Environmental License of the project.

e) To comply with the plan of mining safety, standards and operational rules legally established for this type of mining activity.

f) To assume responsibility before AMERALEX for all the legal consequences, responsibilities of a labor nature, industrial safety and occupational health, environmental damage or damage to third parties caused by CCP which occur during the development of the ASSOCIATION contract, for this purpose they will guarantee to AMERALEX the realization of the necessary procedures to minimize the risk that may affect the ownership of the mining concession contract for as long as the contract is valid, this responsibility will not cover the management and obligations pertaining to the mining title holder nor the legal consequences derived from the environmental and mining liabilities existing before the execution of the exploration stage.

Contract signed between COLOMBIA CLEAN POWER S.A.S. and AMERALEX S.A.S.

COLOMBIA CLEAN POWER S.A.S.	No. J-139 /11
ASSOCIATION CONTRACT FOR THE MINING EXPLOITATION WITHIN THE TITLE FFB-081

Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

THIRTEENTH CLAUSE: Guarantees: CCP will establish the guarantees required by Colombian Law and any customary insurance in accordance with the best practices of the mining industry. Likewise, they should obtain and keep valid all the insurances which CCP may consider necessary. The costs derived from the contraction and validity of these insurances are the responsibility of CCP, furthermore, CPP should constitute, modify and extend, at its expense and in favor of AMERALEX the following guarantees within ten (10) working days following the signing of the current document, which should be granted by legal entities established in Colombia, with a base amount of * PESOS ($* COP).

a) General Compliance Guarantee of the Contract, of a sum equivalent to twenty (20%) percent of the base value reviewed in the current clause and with a validity equal to a year from the signing of the current contract and two (2) additional months. b) The payment of salaries, social benefits and compensations of personnel that the contractor may use for the execution of the operation, for a value equivalent to ten (10%) percent of the base value reviewed in the current clause, which will be kept valid during the contract and an additional three (3) years. c) Extra Contractual Civil Responsibility equivalent to 100% of the base value which is the subject of the current clause for the validity of this contract and two (2) additional months.

FORTEENTH CLAUSE: Assignment: CCP may not totally or partially assign its position in the current document to THIRD PARTIES without written and express authorization of AMERALEX. The assignee of the ASSOCIATION contract of exploitation of coal should issue a legal document with AMERALEX which manifests that it is subrogated to all the rights and obligations that the assigner or CCP acquired in the current document.

On its part AMERALEX may assign the current contract, as long as it mediates the express and written authorization of CCP, the assignee of the ASSOCIATION contract of exploitation of coal, which in all cases will be the titleholder of the mining concession FFB-081, should issue a legal document with CCP which manifests that it is subrogated to all the rights and obligations that the assigner or AMERALEX acquired in the current document.

FIFTEENTH CLAUSE: Autonomy: CCP will be solely responsible before third parties for the activities it develops, and therefore has full autonomy regarding contracting personnel, contracts of purchasing goods and supplies, of sales and provision of services, management of working capital and expressively exonerates AMERALEX of any responsibility which may arise in relation to the Mining Association. AMERALEX has no responsibility whatsoever regarding the payment of salaries, benefits, compensations, etc. caused by labor, penal, civil or commercial actions.

Therefore, the Parties manifest that AMERALEX does not generate any working or commercial relationship with the employees of CCP, likewise, CCP may sign all kinds of agreements with third parties for the leasing of properties, supply of goods and services which will permit compliance with the objective of the current judicial business. Under no circumstances will such mentioned agreements generate solidarity for AMERALEX regarding the attention of the obligations derived from them.

SIXTEENTH CLAUSE: Responsibility: CCP will carry out the mining exploitation matter of this document in a diligent, efficient and technically and economically viable manner. They will assure the compliance with the terms established in this contract of Association Mining, in the Work and Labor Plan and the Environmental License. CCP will be solely responsible for all damages and losses cause by the activities and operations derived from this document; AMERALEX reserves the right of action against CCP for the reimbursement of any sums or convictions which they may be obliged to pay or execute, which originated from the work of labor entrusted via the current agreement.

SEVENTEENTH CLAUSE: Causes of Termination: The causes of termination of the current ASSOCIATION contract of mining exploitation are as follows:

a) The exercising on the part of CCP of the option of acquisition of the mining title FFB-081 in the terms of the contract signed between the parties on October 7, 2011, or such which may substitute it.

b) The unilateral decision at any moment on the part of CCP of terminating the contract with advanced notice of 90 days.

c) The assignment or transfer of the subject areas of this contract, without written approval of CCP, without prejudice of the right of CCP to claim the corresponding compensation.

d) The usage, on the part of either of the Parties, of the area which is the subject of the current contract for purposes which differ from those reviewed in the current agreement.

e) The irrevocable and definite suspension of the mining activities ordered by the Mining Authority.

f) Cancelation or expiration of the exploitation contract no. FFB-081, AMERALEX is the beneficiary.

g) The dissolution of CCP as a legal entity.

h) The partial or total return of the areas which are the subject of the current contract to the Mining Authorities.

Contract signed between COLOMBIA CLEAN POWER S.A.S. and AMERALEX S.A.S.

COLOMBIA CLEAN POWER S.A.S.	No. J-139 /11
ASSOCIATION CONTRACT FOR THE MINING EXPLOITATION WITHIN THE TITLE FFB-081

i) The declaration on the part of AMERALEX regarding the non-compliance of the contract of association of mining exploitation which has not been objected by CCP in a maximum term of sixty (60) working days, counting from the receipt of the communication.

PARAGRAPH 1: In the case that CCP does not exercise the option which is the subject of the contract entered into between the Parties on October 7, 2011, or such which may substitute it, within sixty (60) days after the notification made by CCP of this decision, the Parties will decide whether they continue with the execution of the current contract or not.

In the event of deciding to continue with the current contract the Parties will perform a revision of the condition of the same and will agree the terms of its execution.

Otherwise, AMERALEX should assume the compliance of the WLP and should pay CCP all the investments made by them which have not been recuperated (recovery should be understood as the initial value of the investments minus the value applicable to depreciation according to production levels) which should be duly corroborated, and may not be recuperated even after proceeding to the dismantling and abandonment of the infrastructure and mining work. Regarding the above, AMERALEX will pay CCP the equivalent of the value of the regional market price in the storage of the municipality of Paz de Rio, fifty (50%) percent of its monthly production, as a minimum as indicated in the WLP, until completing the total value of the investment of CCP by applying to the balance an interest rate equal to Prime Rate plus 50 basic points (PR+0.5%).

PARAGRAPH 2: Procedure for the declaration of termination: In the case that either of the Parties incurs any of the causes of termination, the complying Party may terminate this ASSOCIATION contract of mining exploitation sixty (60) calendar days after written communication with the other, indicating the cause for such declaration.

EIGHTEENTH CLAUSE: Force Majeure or Unforeseen Circumstances: If for reasons of force majeure or unforeseen circumstances, CCP or AMERALEX cannot comply with the obligations of the current agreement, they shall be exempt from all responsibility and will have their compliance of obligations suspended for that period, as long as the causes that led to the suspension still exist. Once the causes which gave place to the suspension of the contract are overcome by reason of force majeure or unforeseen circumstances, the Party that invoked the force majeure or unforeseen circumstances is obliged to comply with the obligations in the terms agreed prior to the suspension, respecting the terms reviewed at the time of the suspension of the contract.

It is understood that in the case of force majeure or unforeseen circumstances for the purposes of the current agreement, not only what is stated by Colombian law, but additionally and particularly to the title, including, but not limited to: situation of alteration of public order in the municipality of Boavita or La Uvita or their vicinity, laws, regulations or new decrees issued by the mining, environmental, departmental, municipal or any other kind of authorities, actions or non-actions on the part of civil, military, administrative, judicial authorities, fires, explosions, flooding, other natural disasters, insurrections, civil disturbances and all circumstances alien to the will of the parties which make impossible the continuation of any mining activities in the areas of the concession contract FFB-081.

To invoke force majeure or unforeseen circumstances the affected party should notify the other party of the occurrence of the event as soon as it is aware and realizes that the same impedes the execution of the current agreement or the mining concession contract. Likewise, such party is obliged to notify the other party immediately when the causes or effects that led to the suspension of obligations end.

NINETEENTH CLAUSE: Compensations: In the case that AMERALEX loses the ownership of the mining concession contract FFB-081 without authorization of CCP and for reasons alien to the same, or the continuation of coal exploitation becomes impossible and therefore the execution of the current Association contract due to causes which are directly attributable to them without Force Majeure or Unforeseen Circumstances, AMERALEX must pay in favor of CCP a compensation equivalent to the value of the investments made by the same in the area of the Association contract which has not been recuperated (recuperation should be understood as the initial value of the investments minus the value applicable to depreciation according to production levels) which should be duly verified and may not be recuperated once it proceeds with the dismantling and abandoning of infrastructure and mining works.

In all cases the Parties may modify the method of calculation and/or the amount of compensation via addendum.

TWENTIETH CLAUSE: Liquidation of the Association Contract: Once the Mining Association Contract is finalized or the option matter of the contract signed between the Parties on October 7, 2011, or such which may modify it, is exercised, the Parties, with prior calculation and payment of compensation or contractual obligations which may be required, should proceed via the corresponding legal document to liquidate the contractual relationship.

TWENTY FIRST CLAUSE: Verification of the execution of the Association Contract: During the term of this Association Contract, AMERALEX may visit the contracted area to inspect and follow up on CCP activities and to assure the compliance of this contract. Likewise, they may request information regarding the mining operation and verify the accuracy of the same.

Contract signed between COLOMBIA CLEAN POWER S.A.S. and AMERALEX S.A.S.

COLOMBIA CLEAN POWER S.A.S.	No. J-139 /11
ASSOCIATION CONTRACT FOR THE MINING EXPLOITATION WITHIN THE TITLE FFB-081

TWENTY SECOND CLAUSE: Dispute Settlement between the Parties: The Parties declare that for all legal effects the contractual address is Bogotá D.C., that the law and the jurisdiction applicable to the current document are Colombian. All disputes or differences related to the execution of this agreement or of other contracts which may be entered into, will be submitted to the following dispute settlement procedure: a) In the first instance, the discrepancies will be resolved via an amicable settlement mechanism, in a direct manner or appealing for the appointment of a conciliator, designated by common agreement within ten (10) days following the written manifestation of any dissatisfied Parties. If the appointment is not possible, the interested party or parties will approach the Disputes Solution Center of the Chamber of Commerce of Bogotá to do so. The conciliator will resolve the conflict binding the Parties, and shall specify the manner in which those involved must comply with their decision. b) If the above procedure is not effective, the Parties will attempt resolution via the arbitration tribunal appointed by the Chamber of Commerce of Bogotá, by randomly assigning arbitrators from the registered list maintained by said Chamber of Commerce. The Tribunal thusly constituted shall be subject to the provisions of Decree 2279 of 1989 and all further modification or amendments to the legal dispositions, in accordance with the following regulations: a) The tribunal shall consist of one arbitrator; b)The internal organization of the tribunal will be subject to the regulations reviewed for this purpose by the arbitration center of the Chamber of Commerce of Bogotá; c) The tribunal will decide on rights, and d) The tribunal operates in the city of Bogotá in the arbitration center of the Chamber of Commerce of the same city. Any expenses incurred to settle differences, will be equally borne by CCP and AMERALEX.

TWENTY THIRD CLAUSE: Confidentiality: All information that reaches AMERALEX or CCP in connection with the developments and/or executions of the current contract is confidential, and should be protected with absolute confidentiality during the term of the current contract and after the termination of the same, with the exception of such information that by virtue of the law is required to be published or provided by request of the competent authority. Any violation of the same may be punished in a criminal or civil manner, and in general accordance with the rules which govern the matter.

TWENTY FOURTH CLAUSE: Written Amendments: Any amendment to the current agreement of Mining Association should be made in writing, via the entering of amendments signed by the duly authorized legal representatives of the Parties. Failures to do so will be reputed as inexistent.

TWENTY FIFTH CLAUSE: Binding: The current document will be binding via the authorization of the same and by the Board of Directors and the CEO/President and of Colombia Energy Resources, Inc. and the granting of the requested guarantees, and will replace or substitute any contract, regulation or prior agreement which relates to the same subject.

TWENTY SIXTH CLAUSE: Notifications: All communication between the Parties will be via a technical representative appointed for this purpose for each of the Parties and will be in writing and sent to the addresses established for that effect in this clause, with the exception that with prior written communication a change of address is notified.

AMERALEX: CALLE 16 No 14 – 41 Oficina 1209
Telephone: 3138520540
E mail: ameralexltda@yahoo.com

COLOMBIA CLEAN POWER: CALLE 90 No 19-41 Oficina 901
Telephone: 7432090
E mail: lrodríguez@colombiacleanpower.com

In witness whereof, two (2) copies of the same content and probative values are signed on the fifteenth (15th) day of the month of March of 2012.

On Behalf of AMERALEX SAS,

/s/ Cesar E. Salgado B.

CESAR E. SALGADO B.

Legal Representative

AMERALEX SAS

On Behalf of COLOMBIA CLEAN POWER SAS,

/s/ Carlos J. Soto V.	/s/ Liliana Rodriguez Venegas
CARLOS J. SOTO V.	LILIANA RODRIGUEZ VENEGAS

Legal Representative	Legal Representative –S-

Contract signed between COLOMBIA CLEAN POWER S.A.S. and AMERALEX S.A.S.